Exhibit 10.3

AMERICAN WATER WORKS COMPANY, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT

This RESTRICTED STOCK UNIT GRANT, dated as of February 20, 2014 (the “Date of Grant”), is delivered by American Water Works Company, Inc. (the “Company”) to _______________ (the “Participant”).

RECITALS

WHEREAS, the Committee (as defined in the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan) has adopted a 2014 Long Term Incentive Plan (“2014 LTIP”) pursuant to which designated employees will be granted equity awards (collectively, the “Equity Award”) for shares of Common Stock of the Company, par value $0.01 per share, (the “Company Stock”);

WHEREAS, the Equity Award is comprised of four separate grants, a nonqualified stock option, a restricted stock unit, and two performance stock unit grants;

WHEREAS, the Committee has determined that the Participant is eligible to participate in the 2014 LTIP and to grant the Participant an Equity Award under the 2014 LTIP; and

WHEREAS, the Committee has determined that the restricted stock unit portion of the Equity Award granted pursuant to the 2014 LTIP to the Participant shall be issued under the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”) and the terms and conditions of such restricted stock unit shall be memorialized in this grant (the “Grant”).

NOW, THEREFORE, the parties to this Grant, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Grant and the Plan, the Company hereby grants to the Participant _______________ units (the “Restricted Stock Units”). Each unit (a “Unit”) shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable Redemption Date (as defined below).

2. Restricted Stock Unit Account. The Company shall establish and maintain a Restricted Stock Unit account as a bookkeeping account on its records (the “Restricted Stock Unit Account”) for the Participant and shall record in such Restricted Stock Unit Account the number of Restricted Stock Units granted to the Participant. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this grant or the Restricted Stock Unit Account established for the Participant.

3. Vesting.

(a) Except as provided in subparagraph (c) below, the Restricted Stock Units shall vest on the following dates (each a “Service Date”), provided the Participant continues to be employed by, or providing service to, the Employer (as defined in the Plan) from the Date of Grant through the applicable Service Date:

Date	Units Vesting
January 1, 2015	1/3
January 1, 2016	1/3
January 1, 2017	1/3

(b) If at any time prior to the last Service Date the Participant’s employment or service with the Employer terminates for any reason, including death or disability, then all of the unvested Restricted Stock Units shall be immediately forfeited and the Participant shall not have any rights with respect to the vesting or the redemption of any portion of the Restricted Stock Unit.

(c) If at any time prior to the last Service Date, but while the Participant is employed by or providing service to the Employer, a Change of Control (as defined below) occurs, then all of the unvested Restricted Stock Units shall become vested on the date of the Change of Control. For purposes of this Agreement, the term “Change of Control” shall mean as such term is defined in the Plan, except that a Change of Control shall not be deemed to have occurred for purposes of this Agreement unless the event constituting the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations.   For the avoidance of doubt, if the Change of Control does not constitute a permitted change in control event under Code section 409A, then the Restricted Stock Unit shall not vest on the occurrence of the Change of Control.

(d) The date on which all or any portion of the Restricted Stock Unit becomes vested as described in this Paragraph 3 shall hereinafter be referred to as the “Vesting Date”.

4. Redemption. Unless an election is made pursuant to Paragraph 5 below, the Restricted Stock Units shall be redeemed by the Company on the applicable Vesting Date or as soon as administratively practicable thereafter, but not later than forty-five (45) days following the Vesting Date, (the “Redemption Date”). On the Redemption Date (or, if applicable, the Deferred Date, as defined in Paragraph 5 below), all Restricted Stock Units that become vested pursuant to Paragraph 3 above shall be redeemed and converted to an equivalent number of shares of Company Stock, and the Participant shall receive a single sum distribution of such shares of Company Stock, which shall be issued under the Plan.

5. Deferrals. The Participant may make an irrevocable election to defer the Redemption Date (or further defer the Deferred Date (as defined below), if applicable) of any of the Restricted Stock Units that vest, plus dividend equivalents earned on such Restricted Stock Units as described in Paragraph 6 below, to a later date, provided that (i) the election shall not take effect until at least twelve (12) months after the date on which the election is made, (ii) the new Redemption Date cannot be earlier than five (5) years from the original Redemption Date under Paragraph 4 above (or five (5) years from the previously applicable Deferred Date, if a subsequent deferral of a Deferred Date is being made), and (iii) the election must be made no less than twelve (12) months prior to the date of the Redemption Date (twelve (12) months prior to the previously applicable Deferred Date, if a subsequent deferral of a Deferred Date is being made). To defer the Redemption Date, the Participant must complete the deferral election form provided to the Participant by the Committee. If the Participant desires to make a further deferral, the Participant must make such election on a separate form provided by the Committee for such purpose.  Any such election shall be made in accordance with section 409A of the Code and any corresponding guidance and regulations issued under section 409A of the Code.   Notwithstanding a Participant’s election pursuant to this Paragraph, if the Change of Control Date occurs prior to the Deferred Date, the redemption of the Participant’s Restricted Stock Units, plus corresponding dividend equivalents, will be the Change of Control Date.  If a Redemption Date is delayed one or more times pursuant to this Paragraph 5, the new Redemption Date shall be referred to as the “Deferred Date.”

6. Dividend Equivalents. Until the Redemption Date (or the Deferred Date, if elected), if any dividends are paid with respect to the shares of Company Stock, the Company shall credit to a dividend equivalent account (the “Dividend Equivalent Account”) the value of the dividends that would have been distributed if the Restricted Stock Units credited to the Participant’s Restricted Stock Unit Account as of the date of payment of any such dividend were shares of Company Stock. On the Redemption Date (or the Deferred Date, if applicable), the Company shall pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the Participant’s Dividend Equivalent Account; provided, however, that any dividends that were credited to the Participant’s Dividend Equivalent Account that are attributable to Units that have been forfeited as provided in Paragraph 3 above shall be forfeited and not payable to the Participant. No interest shall accrue on any dividend equivalents credited to the Participant’s Dividend Equivalent Account.

7. Change of Control. Except as set forth in Paragraph 3(c) of this Grant, the provisions set forth in the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Restricted Stock Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan and is consistent with the requirements of section 409A of the Code.

8. Acknowledgment by Participant. By accepting this Grant, the Participant acknowledges that with respect to any right to redemption or distribution pursuant to this Grant, the Participant is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law.

9. Restrictions on Issuance or Transfer of Shares of Company Stock.

(a) To the extent permitted by Code Section 409A, the obligation of the Company to deliver shares of Company Stock upon the redemption of the Restricted Stock Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The issuance of shares of Company Stock and the payment of cash to the Participant pursuant to this Grant is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(c) As a condition to receive any shares of Company Stock on the Redemption Date (or the Deferred Date, if applicable), the Participant agrees:

(i) to be bound by the Company’s policies regarding the limitations on the transfer of such shares, and understands that there may be certain times during the year that the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares; and

(ii) that the shares of Company Stock obtained by the Participant upon the redemption of the Restricted Stock Units shall be subject to the restrictions set forth in the Company’s Stock Retention Program for Executives and any applicable clawback or recoupment policies and other policies that may be implemented by the Company’s Board of Directors or a duly authorized committee thereof, from time to time.

10. Participant Undertaking.  The Participant agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the provisions of this Grant.

11. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Grant and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Grant, capitalized terms used in this Grant shall have the meanings set forth in the Plan. This Grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares of Company Stock, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder.   By accepting this Grant, the Participant agrees (A) to be bound by the terms of the Plan and this Grant, (B) to be bound by the determinations and decisions of the Committee with respect to this Grant, the Plan and the Participant’s rights to benefits under this Grant and the Plan, and (C) that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Grant and the Plan on behalf of the Participant.

12. No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company, including the right to any cash dividends (except as provided in Paragraph 6), or the right to vote, with respect to any Restricted Stock Units.

13. No Rights to Continued Employment or Service. This Grant shall not confer upon the Participant any right to be retained in the employment or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

14. Assignment and Transfers. No Restricted Stock Units or dividend equivalents awarded to the Participant under this Grant may be transferred, assigned, pledged, or encumbered by the Participant and a Restricted Stock Unit shall be redeemed and a dividend equivalent distributed during the lifetime of the Participant only for the benefit of the Participant. Any attempt to transfer, assign, pledge, or encumber the Restricted Stock Unit or dividend equivalent by the Participant shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Grant may be assigned by the Company without the Participant’s consent.

15. Withholding. The Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant, vesting and redemption of the Restricted Stock Units and payment of dividend equivalents. Any tax withholding obligation of the Employer with respect to the redemption of the Restricted Stock Units may, at the Committee’s discretion, be satisfied by having shares of Company Stock withheld, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

16. Effect on Other Benefits. The value of shares of Company Stock and dividend equivalents distributed with respect to the Restricted Stock Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company or the Employer. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

17. Applicable Law. The validity, construction, interpretation and effect of this Grant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

18. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

19. Taxation; Code Section 409A. As applicable, this Grant is intended to comply with the requirements of section 409A of the Code and shall be interpreted and administered in accordance with Code section 409A.  Notwithstanding any provision to the contrary herein, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code, distributions made with respect to this Grant may only be made in a manner and upon an event permitted by Code section 409A.  To the extent that any provision of the Grant would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Grant to fail to satisfy the requirements of Code section 409A, such provision shall, to the extent practicable if permitted by applicable law, be deemed null and void.  In the event that it is determined not feasible to void a provision of this Grant, such provision shall be construed in a manner as to comply with the Code section 409A requirements. This Grant may be amended without the consent of the Participant in any respect deemed by the Committee or its delegate to be necessary in order to comply with Code section 409A. Unless a valid election is made pursuant to Paragraph 5 above, in no event may the Participant, directly or indirectly, designate the calendar year of distribution.  Notwithstanding anything in the Plan or the Grant to the contrary, the Participant shall be solely responsible for the tax consequences of this Grant, and in no event shall the Company have any responsibility or liability if this Grant does not meet any applicable requirements of Code section 409A.

20. Severability.  In the event one or more of the provisions of this Grant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Grant, and this Grant will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Grant, effective as of the Date of Grant.

AMERICAN WATER WORKS COMPANY, INC.

By:   Jeffry E. Sterba

Its:   President and CEO